EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

American Media Systems Co.
3500 Cornett Road
Vancouver, British Columbia, V5M 2H5

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of American Media Systems Co.(the "Company") at a price of $0.05 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: HUTCHISON OSS-CECH MARLATT FOR AMERICAN MEDIA SYSTEMS CO.

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.05	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
AMERICAN MEDIA SYSTEMS CO.
By: ________________________________________
Title: ______________________________________